Exhibit 5.1

Drinker Biddle & Reath LLP

191 N. Wacker Drive, Suite 3700

Chicago, Illinois 60606

August 14, 2008

enherent Corp.

101 Eisenhower Parkway

Suite 300

Roseland, NJ 07068

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to enherent Corp., a Delaware corporation (the “Corporation”), in connection with the filing of a Registration Statement on Form S-8 by the Corporation under the Securities Act of 1933, as amended (the “Registration Statement”), which Registration Statement registers 5,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”) to be issued under the enherent Corp. 2005 Stock Incentive Plan (the “Plan”). In that capacity, we have reviewed the Restated Certificate of Incorporation and the Amended and Restated By-laws of the Corporation, both as amended to date, the Registration Statement, the Plan, the originals or copies of corporate records reflecting the corporate action taken by the Corporation in connection with the approval of the Plan and the issuance of the Common Stock under the Plan and such other instruments as we have deemed necessary for the issuance of this opinion.

Based upon the foregoing, we are of the opinion that the Common Stock to be issued under the Plan has been duly authorized by all requisite action on the part of the Corporation and, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

DRINKER BIDDLE & REATH LLP